SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
FEDERATED PREMIER MUNICIPAL INCOME FUND

An Annual Meeting of Fund shareholders (Common Shares and
Preferred Shares) was held on
September 9, 2016. On June 30, 2016, the record date for shareholders voting at the meeting, there were 6,189,179 total outstanding shares.
The following items were
considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.

ELECTION OF TWO CLASS I TRUSTEES - COMMON SHARES AND PREFERRED SHARES:

1. Maureen Lally-Green
For               Withheld Authority to Vote
5,548,235          150,848

2. Thomas M. O'Neill
For               Withheld Authority to Vote
5,540,483         158,600

An Annual Meeting of Fund shareholders (Preferred Shares) was held on September 9, 2016.
On June 30, 2016, the record date for shareholders voting at the meeting, there were
2,147 total outstanding shares. The following item was considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.

ELECTION OF TWO TRUSTEES - PREFERRED SHARES ONLY:

1. Peter E. Madden
For              Withheld Authority to Vote
1,495                12

2. John S. Walsh
For              Withheld Authority to Vote
1,495               12





The following Trustees of the Fund continued their terms as Trustees of the Fund: J. Christopher Donahue,
John B. Fisher, John T. Collins, G. Thomas Hough,
Charles F. Mansfield, Jr. and P. Jerome Richey.



The Definitive Proxy Statement for this Annual Meeting was filed with the Securities and
Exchange Commission on July 22, 2016, and is incorporated by reference. (File No. 811-21235)